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Exhibit 4.1

MEDAMICUS, INC. 1999 INCENTIVE STOCK OPTION PLAN

(as amended through October 21, 2003)

        1.    Purpose.    The purpose of this Plan is to further the growth and general prosperity of MedAmicus, Inc., the Company, by enabling the employees of the Company, who have been or will be given responsibility for the affairs of the Company, to acquire shares of its common stock under the terms and conditions and in the manner set forth by this Plan, increasing their personal involvement in the Company and to enable the Company to obtain and retain the services of those employees.

        2.    Administration.    This Plan shall be administered by a Committee of at least two (2) Directors who are disinterested administrators within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules, regulations and interpretations promulgated thereunder.

        Each option granted will be evidenced by a written agreement (Stock Option Agreement) and a document containing the terms and conditions of the Plan.

        3.    Eligibility and Participation.    Employees eligible to receive options under the Plan shall be key personnel including officers of the Company and directors who are also employees of the Company. The Committee shall allot to such participant options to purchase shares as the Committee shall from time to time determine: provided, however, that no employee shall be allotted an option for any greater number of shares than would result in him owning directly or indirectly, more than 10% of the total combined voting power or value of the stock of the Company or any of its subsidiaries unless the option price is at least 85% of the market value of the stock on the date of grant, and the option is, by its terms, not exercisable after six (6) years from the date of grant.

        4.    Shares Subject to Plan.    Subject to adjustment as provided in Section 5, an aggregate of up to 900,000(1) shares of the Common Stock of the Company shall be subject to the Plan and the Committee is authorized to grant options hereunder with respect to such number of shares. Any unsold shares subject to an option under the Plan which for any reason expires or otherwise terminates may again be made subject to option under the Plan at the discretion of the Committee.

(1)
The Plan originally authorized 400,000 shares of Common Shares for issuance. An amendment to the Plan to increase the number of shares under the Plan by 300,000 was authorized by the Board on February 6, 2003 and approved by the shareholders on April 24, 2003. An amendment to the Plan to increase the number of shares under the Plan by 200,000 was authorized by the Board of Directors on July 21, 2003 and approved by the shareholders on October 21, 2003.

        5.    Adjustments Upon Changes in Capitalization.    In the event of a merger, consolidation, reorganization, stock dividend, stock split, or any other change in corporate structure or capitalization affecting the Company's common shares, appropriate adjustment shall be made in the maximum number of shares available under the Plan or to any one individual and in the number, kind, option, price, etc. of shares subject to options granted under the Plan.

        6.    Terms and Conditions of Options.    The Committee shall have power subject to the limitations contained in the Plan, to prescribe any terms and conditions in respect to the granting or exercise of any option under the Plan and in particular shall prescribe the following terms and conditions:

          (a)   Each option shall state the number of shares to which it pertains.

          (b)   Each option shall be granted within ten years of the date the Plan is adopted.

          (c)   Each option shall be exercisable only within six years of the date of grant.

          (d)   The purchase price, which shall be at least 85% of the fair market value of the shares at such time as the option is granted and shall not be less than the par value of the shares sold.

          (e)   An option may be exercised at any time after the date of grant subject to the provisions of section 6(f) of the Plan with respect to all or part of the shares covered by the option. An option may not be exercised for fractional shares of stock.

        In the event the Company or the stockholders of the Company enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger, reorganization, liquidation or otherwise, an option shall become immediately exercisable with respect to the full number of shares.

          (f)    An option shall be exercised when written notice of such exercise has been given to the Company at its principle business office by the person entitled to exercise the option and full payment for the shares has been received by the Company. Until the stock certificates are issued, no right to vote, receive dividends, or any other rights as a shareholder shall exist with respect to optioned shares, notwithstanding the exercise of the option.

          (g)   An option may be exercised by the optionee only while he is, and has continually been, since the date of the grant of the option, an employee of the Company or within three months following termination of employment (for reasons other than death, disability or termination for cause).

        If the continuous employment of an optionee terminates by reason of his death, options which the deceased employee would be entitled to exercise as of the date of death may be exercised within one year following the date of death by the person to whom his rights under such option shall have passed by will or by the laws of descent and distribution, but in no event later than the expiration of the option.

        If the continuous employment of an optionee terminates by reason of disability, options which the disabled employee would be entitled to exercise as of the date of termination of employment may be exercised within one year following the date of termination, but in no event later than the expiration of the option.

        If the continuous employment of an optionee terminates for cause, any options which have not been exercised as of the date of termination shall be cancelled.

        7.    Options Not Transferable.    No option granted under the Plan will be transferrable by the optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution, and then only to the extent provided in Section 6 hereof, or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act and the rules thereunder.)

        8.    Amendment or Termination of the Plan.    The Board of Directors may amend the Plan from time to time as it deems advisable. The Board of Directors may at any time terminate the Plan, provided that any termination of the Plan shall not affect options already granted. The options shall remain in full force and effect as if the Plan had not been terminated.

        9.    Agreement and Representation of Employee.    As a condition to the exercise of any option or portion thereof, the Company may require the person exercising the option to represent and warrant at the time of any exercise that the shares are being purchased only for investment and without any present intention to sell or distribute the shares if in the option of counsel for the Company such representation is required under the Securities Act of 1933, or any other applicable law, regulation or rule of any governmental agency.

        In the event legal counsel to the Company renders an option to the Company that shares for options exercised pursuant to this Plan cannot be issued to the optionee because such act would violate the applicable Federal or State securities law, then and in that event, the optionee agrees that the Company shall not be required to issue the shares to the optionee tendered to the Company upon exercise of the option.

        10.    Effectiveness and Termination of the Plan.    The Plan shall become effective upon adoption by the Board of Directors and shall be subject to approval of the stockholders of MedAmicus, Inc. within 12 months of adoption. The Plan shall terminate on the earliest of:

          (a)   the date when all the common shares available under the Plan shall have been acquired through exercising the options granted under the Plan,

          (b)   August 1, 2009,

          (c)   such other date as the Board may determine.

        11.    Form of Option.    Options may be issued by the execution of the MedAmicus, Inc. form entitled "Stock Option Agreement."

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MEDAMICUS, INC. 1999 INCENTIVE STOCK OPTION PLAN